Exhibit 99.2

For Immediate Release

Proposed Chapter 11 363 Sale of Innovative Cyber Security Company
ISC8 Inc. Subject to Overbid at Auction

Cyber Security Assets to Thwart Post-Breach Invaders;
 $8 Million Overbids Accepted Until January 25, 2015

Los Angeles, CA – January 09, 2015 – ISC8 Inc. (“ISC8”) is poised to sell substantially all of its assets free and clear of all claims and interests under Section 363 of the Bankruptcy Code in its chapter 11 Case pending in the U.S. Bankruptcy Court for the Central District of California as Case No. 14-bk-15750-SC.

These include proprietary “cyber security” assets, representing more than $70 million of invested capital, designed to thwart cyber invaders AFTER they have infiltrated a system’s defenses.  As shown by highly publicized recent episodes of malicious infiltration of network systems, the damage occurs AFTER the invaders have scaled firewalls and other exterior network defenses.

ISC8’s technology implements a sensor-based, near real-time forensics technology that identifies malware threats ahead of perimeter solutions, before devastating damage or critical data theft can occur.

ISC8 is a pre-revenue stage public company (OTCMKTS: ISCIQ) that designs, develops and sells cyber-security products globally, and provides hardware, software and service offerings for malicious threat detection and network forensics for enterprise customers.  Products are installed nation-wide with international resale partnerships.

ISC8’s strategic and restructuring team is led by the company’s Chief Executive Officer, J. Kirsten Bay, a recognized leader in the technology and startup space, who joined the company in March 2014.  Ms. Bay is being advised by ISC8‘s financial and restructuring advisors Broadway Advisors, LLC and ISC8’s legal counsel Ezra Brutzkus Gubner LLP.

The Bankruptcy Court has scheduled the auction for January 28, 2015 at the offices of its legal counsel, Ezra Brutzkus Gubner LLP, located at 21650 Oxnard Street, Suite 500, Woodland Hills, CA 91367, subject to receiving Qualified Bids by the deadline of January 25, 2015 at 5:00 p.m. (the “Bid Deadline”).  The Sale Hearing is scheduled for January 29, 2015.

On January 5, 2015, ISC8 signed a definitive asset purchase agreement (the “APA”) with a “stalking horse” group that includes insiders who are major shareholders and creditors, whose bid has a value of approximately $8 million.  That sale is subject to overbid at auction in the event one or more qualified bids are received by the Bid Deadline.  The minimum overbid amount is $8,251,941.

A complete as-signed copy of the Stalking Horse APA, and Information about ISC8’s bankruptcy is available at no charge, without a password here.

The EBG team of lawyers advising ISC8 is led by partners David Seror and Robyn B. Sokol, with a team that includes counsel Susan K. Seflin, partner Jerrold L. Bregman and associate Jessica Bagdanov.

Inquiries should be directed to ISC8’s financial and restructuring advisor, Alfred M. Masse, as follows:

Alfred M. Masse, Principal
Broadway Advisors, LLC
(949) 673-0855
amm@broadwayadvisors.com
511 30 St., Suite A, Newport Beach, CA 92663